Exhibit 10.1

August 1, 2018

Mr. John J. Hardig

Chief Financial Officer

XPO Logistics, Inc.

Dear John:

This letter agreement (this “Agreement”) formalizes our discussions regarding the terms and conditions of your separation from service with XPO Logistics, Inc. (the “Company”).

Termination of Employment

Your employment with the Company will terminate on August 15, 2018 (the “Separation Date”). You and we agree that for all purposes, including the Employment Agreement between you and the Company, effective as of February 9, 2016 (the “Employment Agreement”), your termination of employment on the Separation Date is a voluntary resignation by you without Good Reason (as defined in the Employment Agreement). This Agreement shall be deemed to satisfy your notice obligation under Section 5(f) of the Employment Agreement, and the Term (as defined in the Employment Agreement) shall, unless earlier terminated in accordance with the terms of the Employment Agreement, terminate on the Separation Date.

Consulting Services

In consideration of the Company’s commitments set forth below, you agree, from the Separation Date through September 15, 2018, to provide consulting and advisory services to the Company on an as-needed basis, at such times and locations as may be reasonably requested by the Company. The Company shall reimburse you for expenses reasonably incurred in connection with your performance of the services contemplated by this paragraph.

Compensation and Benefits for 2018 Service

You will continue to receive your base salary and to be eligible for employee benefits through the Separation Date (so long as you remain employed by the Company through such date). In consideration of your commitments hereunder, the Company agrees that, subject to your continued compliance with your covenants hereunder (including under “General Release” below) and in the Employment Agreement, you will remain eligible for a prorated annual bonus for 2018, which shall be paid to you in early 2019 at the same time that 2018 annual bonuses are paid to Company executives generally, and which shall equal the bonus you would have received had you remained employed through such payment date (as determined by the Company), multiplied by 227/365.

Outstanding Equity Awards

In consideration of your commitments hereunder, the Company agrees that, subject to your continued compliance with your covenants hereunder (including under “General Release” below) and in the Employment Agreement, you will remain eligible to vest in 27,134 of the performance-based restricted stock units granted to you on February 9, 2016 (the “2016 PRSU Award’’) that are scheduled to vest on February 9, 2019, and such 27,134 units will vest on such date, so long as they would have vested based on performance achievement had you remained continuously employed by the Company through such date. Except for the 27,134 units that will remain eligible for vesting pursuant to the preceding sentence, you will forfeit the 2016 PRSU Award in its entirety on the Separation Date.

Equity Holding Periods

In consideration of the Company’s commitments hereunder, you agree that the “Lock- Up” restrictions set forth in Section 11(q) of the Employment Agreement shall be extended from September 2, 2018 to November 15, 2018, provided that such restrictions shall immediately expire upon your death or a Change of Control (as defined in the Employment Agreement).

Restrictive Covenants

Without limitation of your other obligations to the Company under the Employment Agreement or otherwise, you hereby acknowledge your continued obligations under Sections 7- 10 of the Employment Agreement, including without limitation, your obligation to return all Company property upon the Separation Date pursuant to Section 8(e) of the Employment Agreement.

General Release

Your eligibility for a prorated 2018 annual bonus, as well as your eligibility to vest in a portion of the 2016 PRSU Award as described above under “Outstanding Equity Awards”, is conditioned on your execution of the general release of claims attached hereto as Exhibit A after the Separation Date and within the time period specified therein, and such release becoming effective and irrevocable in accordance with its terms.

Additional Terms and Conditions

This Agreement constitutes the entire understanding between you and the Company with respect to the subject matter hereof. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The governing law and dispute resolution provisions of the Employment Agreement shall apply to this Agreement. If any section of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.

Please indicate your agreement with the terms set forth herein by your signature below.

[Signature page follows]

Sincerely yours,

XPO LOGISTICS, INC.

/s/ Meghan Henson
Meghan Henson Chief Human Resources Officer

Agreed:

/s/ John J. Hardig
John J. Hardig

8-1-18
Date

Letter Agreement – Signature Page

EXHIBIT A

GENERAL RELEASE AGREEMENT

In consideration of the promises of XPO Logistics, Inc. (the “Company”) set forth in the letter agreement between me and the Company dated August 1, 2018 (the “Letter Agreement”), and for other good and valuable consideration, I, on behalf of myself, my heirs, personal representatives and assigns, hereby irrevocably and unconditionally forever release the Company, its subsidiaries, affiliates, officers, directors, benefit plans, and plan administrators (collectively, the “Releasees”) from any and all claims, demands, causes of action, damages, liabilities or obligations of any kind or nature whatsoever (collectively “Claims”) arising, directly or indirectly, out of my employment with the Company and its affiliates, including the termination of such employment or services, or out of any other event, act or communication occurring prior to the effective date of this Release, including all matters and things now known and all matters and things which may hereafter be discovered, if such there be. I acknowledge that this General Release of Claims (this “Release”) includes but is not limited to Claims (i) for wrongful dismissal or termination of services; (ii) arising under Federal, state or local laws, statutes, orders or regulations that relate to the employment relationship and/or prohibiting employment discrimination, including Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act, Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, Executive Order 11246, and in each case any amendments thereto, (iii) under any other Federal, state or local statute or regulation, or (iv) based on contract (including the Employment Agreement), tort or common law, or for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief, excepting only Claims with respect to my vested benefits under the Company’s retirement and health and welfare benefit plans in which I participated prior to my cessation of services and Claims under the Letter Agreement with the Company dated July 31, 2018; and further, except for any Base Salary accrued but unpaid, unused paid time-off and reimbursement for unpaid business expenses incurred through the Separation Date. To the maximum extent permitted by law, I represent and warrant that I have not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against the Releasees with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and agree not to file, commence or participate in any charge, claim or lawsuit asserting any Claims that are released in this Release.

Each reference to a Releasee in this Release includes the Releasee, its affiliates, subsidiaries, predecessors, successors and assigns, and its and its affiliates’ past, present and future directors, executive committee members, officers, members, agents, attorneys, representatives and employees, in their individual and representative capacities.

I acknowledge that I have been given up to 21 days to consider the terms of this Release and that I understand its terms. I acknowledge that I have been advised of the opportunity to seek the advice of legal counsel in this matter and to obtain my counsel’s assistance in reviewing this Agreement. I acknowledge that I (i) have entered into this Release on a knowing and voluntary basis and have been given adequate time to review this Release and to consider whether to sign it, (ii) agree that the terms of this Release are binding upon me, (iii) understand that by signing this Release, I release legal claims against the Releasees and waive certain rights to bring claims and (iv) freely and voluntarily consent to all terms of this Release with full understanding of what they mean. I understand that, for a period of seven days after I sign and deliver this Release to the Company, I have the right to revoke this Release by delivering written notice of revocation to the Company. This Release shall not become effective or enforceable until after the seven-day revocation period has expired. I understand and agree that if I do not revoke this Release during the seven-day revocation period, this Release shall become effective, irrevocable and enforceable on the eighth day after the date on which I signed and delivered this Release.

I understand and agree that my continued right to receive payments and benefits under the Letter Agreement after the Separation Date (as defined in the Letter Agreement) is subject to and conditioned upon my non-revocation of this Release. I agree that the covenants, representations and acknowledgments made in this Release shall survive the Company’s satisfaction of its obligations under the Letter Agreement.

Agreed:

John J. Hardig

Date